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                                                                     Exhibit 4.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              NCS HEALTHCARE, INC.


ARTICLE I:  NAME

         The name of the Corporation is NCS HealthCare, Inc.


ARTICLE II:  REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Zip Code 19805. The name of the registered agent of the Corporation at such address is Corporation Service Company.


ARTICLE III:  PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law").


ARTICLE IV:  CAPITAL STOCK

         Section 1. Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Seventy One Million (71,000,000), consisting of the following classes of capital stock:

                  (a) Fifty Million (50,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock");

                  (b) Twenty Million (20,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"); and

                  (c) One Million (1,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").



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         Section 2.        Voting Rights.

                  (a) Each outstanding share of Class A Common Stock shall entitle the record holder thereof to exercise one (1) vote in the election of directors of the Corporation and with respect to all other matters upon which stockholders of the Corporation are entitled to vote.

                  (b) Each outstanding share of Class B Common Stock shall entitle the record holder thereof to exercise ten (10) votes in the election of directors of the Corporation and with respect to all other matters upon which stockholders of the Corporation are entitled to vote.

                  (c) Holders of outstanding shares of Class A Common Stock and Class B Common Stock, respectively, shall vote separately as a class with respect to any amendment to this Certificate of Incorporation which would increase the authorized number of shares of Class B Common Stock, or to effect other amendments to this Certificate of Incorporation (other than amendments which increase the authorized number of shares of Class A Common Stock, for which such class voting requirement shall not apply) that alter or change the powers, preferences or special rights of either the Class A Common Stock or the Class B Common Stock so as to affect them adversely. Except as provided in the preceding sentence, and except as is otherwise required by the General Corporation Law, holders of Class A Common Stock and Class B Common Stock shall vote together as a single class in the election of directors of the Corporation and with respect to all other matters submitted to the stockholders of the Corporation for a vote.

                  (d) Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                  (e) Every reference in this Certificate of Incorporation to the "voting power" of shares of capital stock of the Corporation or of shares of capital stock of any other corporation shall refer to the votes exercisable by the holders of such shares of capital stock.

                  (f) Except as otherwise provided in this Article IV, all shares of Class A Common Stock and all shares of Class B Common Stock shall be identical, shall entitle the holders thereof to the same powers, preferences, rights and privileges, and shall be subject to the same qualifications, limitations and restrictions.

         Section 3. Dividends and Distributions. Subject to the preferences applicable to the Preferred Stock outstanding at any time, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, that no dividend or other distribution may be declared or paid on the outstanding Class B Common Stock unless a dividend or other distribution, as the case may be, of equal or greater amount is simultaneously declared or paid, as the case may be, on the outstanding Class A Common Stock. The Corporation shall not in any manner subdivide (by stock split or otherwise) or combine (by reverse stock split or otherwise), or pay or declare any




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stock dividend on, the outstanding shares of either the Class A Common Stock or the Class B Common Stock unless the outstanding shares of the other class of common stock shall be proportionately subdivided or combined or the holders of such other class of common stock shall have received a proportionate stock dividend. The Corporation may distribute only shares of Class A Common Stock upon any subdivision, combination or stock dividend in respect of the outstanding shares of Class A Common Stock, and may distribute only Class B Common Stock upon any subdivision, combination or stock dividend in respect of the outstanding shares of Class B Common Stock.

         Section 4. Preferred Stock. The Board of Directors of the Corporation may by resolution authorize the issuance of shares of Preferred Stock from time to time in one or more series. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights of the Preferred Stock, if any, and the qualifications, limitations or restrictions of the Preferred Stock, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors of the Corporation which each series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding. Notwithstanding the foregoing, the Board of Directors shall have no power to alter the rights of any shares of Preferred Stock then outstanding without the consent of the holders of a majority (or other greater proportion established by the Board of Directors) of the outstanding shares the rights of which are to be altered.

         Section 5. Distributions Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation in accordance with applicable law, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock, if any, shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board of Directors in the resolution or resolutions creating such series and providing for the issuance of such shares, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Common Stock. After payment in full of said amounts to the holders of Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided ratably among and paid to the holders of shares of Common Stock in accordance with the number of shares of Common Stock held by each such holder, without preference or priority of any one class of Common Stock over any other. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of Preferred Stock in proportion to the respective total amounts that



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they shall be entitled to receive as provided in this Section 5. For purposes of this Section 5, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all of the assets of the Corporation shall not constitute or be deemed to be a liquidation, dissolution or winding up of the Corporation.

         Section 6. Optional Conversion of Class B Common Stock. The holders of shares of Class B Common Stock shall have the right, at their option, to convert any or all of such shares into shares of Class A Common Stock on the terms and conditions contained in this Section 6.

                  (a) Each share of Class B Common Stock shall be convertible, at any time, at the office of any transfer agent for the Class A Common Stock, and at such other place or places, if any, as the Board of Directors may determine, into one fully paid and nonassessable share of Class A Common Stock, upon surrender at such office or other place of the certificate or certificates representing the shares of Class B Common Stock to be so converted. In no event, upon conversion of any share of Class B Common Stock into Class A Common Stock, shall any allowance or adjustment be made in respect of dividends on the Class A Common Stock or the Class B Common Stock.

                  (b) Shares of Class B Common Stock shall be deemed to have been converted and the person converting the same shall become a holder of Class A Common Stock for the purpose of receiving dividends and for all other purposes whatsoever as of the date when the certificate or certificates for the shares of Class B Common Stock to be converted are surrendered to the Corporation as provided in Section 6(e) of this Article IV.

                  (c) A number of shares of Class A Common Stock sufficient to provide, upon the basis hereinbefore set forth, for the conversion of all shares of Class B Common Stock outstanding shall at all times be reserved by the Corporation for the exercise of the conversion rights of the holders of shares of Class B Common Stock.

                  (d) If the Corporation shall, at any time, be consolidated or merged with, or shall sell its property as an entirety or substantially as an entirety to, any other corporation or corporations, or in the event of any recapitalization or reclassification of the capital stock of the Corporation, proper provisions shall be made as a part of the terms of each such consolidation, merger, sale, recapitalization or reclassification so that the holder of any shares of Class B Common Stock outstanding immediately prior to such consolidation, merger, sale, recapitalization or reclassification shall thereafter be entitled to and only entitled to conversion rights upon the terms and with respect to such securities of the consolidated, merged or purchasing corporation, or with respect to such securities issued upon such recapitalization or reclassification, as such holder would have been entitled to receive upon such consolidation merger, sale, recapitalization or reclassification if such holder had exercised the conversion privilege immediately prior thereto. The provisions of this Section 6(d) shall similarly apply to successive consolidations, mergers, sales, recapitalizations or reclassifications.

                  (e) Before any holder of shares of Class B Common Stock shall be entitled to convert the same into shares of Class A Common Stock, he shall surrender his certificate or



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certificates for such shares of Class B Common Stock to the Corporation at the office of a transfer agent for the Class A Common Stock, or at such other place or places, if any, as the Board of Directors may determine, duly endorsed or accompanied if appropriate by duly executed instruments of transfer, and shall give written notice to the Corporation at said office or place that he elects so to convert the shares of Class B Common Stock represented by the certificate or certificates so surrendered. Unless the shares of Class A Common Stock are to be issued in the name of the registered owner of the certificates surrendered, the holder shall state in writing the name or names in which he wishes the certificate or certificates for shares of Class A Common Stock to be issued, and shall furnish all requisite stock transfer and stock issuance stamps, or funds therefor. As soon as practicable after such deposit of certificates for shares of Class B Common Stock, accompanied by the written notice above prescribed, the Corporation shall issue and deliver, at the office or place at which such certificates were deposited, to the person for whose account shares of Class B Common Stock were so surrendered, or to his assignee or assignees, the certificates for the number of whole shares of Class A Common Stock to which he shall be entitled as aforesaid.

                  (f) The provisions of this Section 6 shall be in addition to the provisions of Sections 7(a)(1)(D), 7(a)(7)(C), 7(b) and 7(d) of this Article IV, which require automatic conversion of shares of Class B Common Stock in the circumstances provided therein.

                  (g) The shares of Class B Common Stock converted into shares of Class A Common Stock as provided in this Section 6 or in Section 7 of this
Article IV shall resume the status of authorized but unissued shares of Class B Common Stock.

         Section 7.        Limitations on Transfer of Class B Common Stock.

                  (a) Subject to the provisions of Section 7(i) of this Article IV, no person holding any shares of Class B Common Stock may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock or any interest therein, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a "Permitted Transferee" of such person. The term "Permitted Transferee" shall mean and include only such persons as are described in Sections 7(a)(1) through 7(a)(7) of this Article IV. For purposes of this Section 7, "Effective Time" shall mean the time at which this Amended and Restated Certificate of Incorporation became effective pursuant to Section 103 of the General Corporation Law.

                           (1) In the case of a holder of shares of Class B
Common Stock (a "Holder") who is a natural person and the holder of record and beneficial owner of shares subject to a proposed transfer, "Permitted Transferee" means:

                                    (A) The Holder, the spouse of such Holder,
         any lineal descendant of a grandparent of such Holder, or any spouse of such lineal descendant (herein collectively referred to as such Holder's "Family Members");

                                    (B) The trustee of a trust solely for the
         benefit of such Holder or such Holder's Family Members, provided that such trust may also grant a general or special



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         power of appointment to one or more of such Holder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Holder's Family Members payable by reason of the death of such Family Members;

                                    (C) The trustee of a trust which is not
         solely for the benefit of such Holder or such Holder's Family Members so long as such Holder and/or one or more of such Holder's Permitted Transferees (determined under this Section 7(a)(1)) possess the power to vote or direct the vote of the shares of Class B Common Stock held by such trustee;

                                    (D) A corporation if control thereof is
         exercisable by shareholders thereof consisting exclusively of, or a partnership or limited liability company if control thereof is exercisable by partners or members thereof consisting exclusively of, the Holder and his Permitted Transferees determined under this Section 7(a)(1), provided that if for any reason, including without limitation any change in the ownership or the voting rights of the stock of such corporation, or in such partners or partnership interests, or in such members or membership interests, or otherwise, such corporation, partnership or limited liability company would no longer qualify as a Permitted Transferee of such Holder or his Permitted Transferees, all shares of Class B Common Stock then held by such corporation, partnership or limited liability company shall immediately and automatically, without further act or deed on the part of the Corporation or any other person, be converted into shares of Class A Common Stock on a share-for-share basis, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Class A Common Stock;

                                    (E) An organization described in Section
         501(c)(3) of the Internal Revenue Code of 1986, as amended; or

                                    (F) The executor, administrator or personal
         representative of the estate of such Holder or the guardian or conservator of such Holder adjudged disabled by a court of competent jurisdiction, acting in his capacity as such.

                           (2) In the case of a Holder holding the shares
subject to a proposed transfer as trustee pursuant to a trust (other than a trust described in Section 7(a)(3) below, "Permitted Transferee" means (A) the person who established such trust and (B) any Permitted Transferee of such person determined pursuant to Section 7(a)(1) above.

                           (3) In the case of a Holder holding shares subject to
a proposed transfer as trustee pursuant to a trust which was irrevocable as of the Effective Time, "Permitted Transferee" means (A) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (B) any Permitted Transferee of any such person determined pursuant to Section 7(a)(1) above.

                           (4) In the case of a Holder which is a partnership or
a limited liability



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company holding shares subject to a proposed transfer, "Permitted Transferee"
means (A) any partner or member thereof owning more than ten percent (10%) of the equity of such partnership or limited liability company as of the Effective Time and (B) any Permitted Transferee of such partner or member.

                           (5) In the case of a Holder which is a corporation
(other than an organization described in Section 7(a)(1)(E) above) holding shares subject to a proposed transfer, "Permitted Transferee" means (A) any stockholder owning more than ten percent (10%) of the equity of such corporation as of the Effective Time, (B) any Permitted Transferee of such stockholder, (C) the survivor of a merger or consolidation of such corporation, or (D) any person who transferred to such corporation the shares of Class B Common Stock that are the subject of the proposed transfer.

                           (6) In the case of a Holder who is the executor,
administrator or personal representative of the estate of a deceased Holder, a guardian or conservator of the estate of a disabled Holder, or a trustee of the estate of a bankrupt or insolvent Holder, "Permitted Transferee" means a Permitted Transferee of such deceased, disabled, bankrupt or insolvent Holder as determined pursuant to this Section 7(a) of this Article IV.

                           (7) In the case of any Holder, "Permitted Transferee"
includes (A) any holder of record as of the Effective Time of any shares of Class B Common Stock, provided that if such holder of record is a corporation, partnership or limited liability company, control thereof is exercisable, as of the date of a proposed transfer, by shareholders, partners or members thereof, as the case may be, consisting exclusively of persons who would have been Permitted Transferees of such corporation, partnership or limited liability company as of the Effective Time (an "Original Holder"), (B) any holder as of the Effective Time of an outstanding option to purchase any shares of Class B Common Stock (an "Original Optionee"), and (C) any Permitted Transferee (as determined under Sections 7(a)(1) through 7(a)(6) as of the time of the proposed transfer of shares of Class B Common Stock to such person) of an Original Holder or of an Original Optionee; provided that, in each case, if a transferee under this Section 7(a)(7) is a corporation, partnership or limited liability company, all of the provisions of Section 7(a)(1)(D) of this Article IV shall apply to such person and the shares transferred to such person.

                  (b) Notwithstanding anything to the contrary set forth herein, any holder of shares of Class B Common Stock may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock shall automatically, without any act or deed on the part of the Corporation or any other person, be converted into shares of Class A Common Stock on a share-for-share basis, unless within five (5) business days after such foreclosure or other similar event such pledged shares are returned to the pledgor or transferred to a Permitted Transferee of the pledgor.

                  (c) For purposes of this Section 7 of this Article IV:



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                           (1) The relationship of any person that is derived by
                  or through legal adoption shall be considered a natural one.

                           (2) Each joint owner of shares of Class B Common
                  Stock shall be considered a Holder of such shares.

                           (3) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Holder of such shares.

                           (4) Unless otherwise specified, the term "person" means both natural persons and legal entities.

                           (5) The giving of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Securities Exchange Act of 1934 (or any successor provision thereof) and the rules and regulations promulgated thereunder shall not be deemed to constitute the transfer of an interest in the shares of Class B Common Stock which are the subject of such proxy.

                  (d) Any purported transfer of shares of Class B Common Stock other than to a Permitted Transferee shall automatically, without any further act or deed on the part of the Corporation or any other person, result in the conversion of such shares into shares of Class A Common Stock on a share-for-share basis, effective on the date of such purported transfer. The Corporation may, as a condition to transfer or registration of transfer of shares of Class B Common Stock to a purported Permitted Transferee, require that the record holder establish to the satisfaction of the Corporation, by filing with the Corporation or the transfer agent an appropriate affidavit or certificate or such other proof as the Corporation may deem necessary, that such transferee is a Permitted Transferee.

                  (e) Anything in this Article IV notwithstanding but subject to the provisions of Section 7(i), no share of Class B Common Stock may be held of record but not beneficially by a broker or dealer in securities, a bank or voting trustee or a nominee of any such, or otherwise held of record but not beneficially by a nominee of the beneficial owner of such share other than by a trustee of a trust which would be a Permitted Transferee pursuant to Section 7(a)(1)(B) or 7(a)(1)(C) (any such form of prohibited holding being referred to herein as holding in "street" or nominee name); provided, however, that if any person establishes to the satisfaction of the Corporation in accordance with this Section 7(e) that he is the beneficial owner of any such shares of Class B Common Stock, the Corporation shall issue such share in the name of such beneficial owner. Any such beneficial owner who desires to have shares of Class B common Stock issued in his name in the circumstances described in this Section 7(e) shall file an affidavit or certificate with the Secretary of the Corporation setting forth the name and address of such beneficial owner and certifying that he is the beneficial owner of the shares of Class B Common Stock in question.

                  (f) The Corporation shall note on all certificates representing shares of Class B



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Common Stock that there are restrictions on transfer and registration of transfer to the extent imposed by this Section 7.

                  (g) For purposes of this Section 7, "beneficial ownership" shall mean possession of the power to vote or to direct the vote or to dispose of or to direct the disposition of the shares of Class B Common Stock in question, and a "beneficial owner" of a share of Class B Common Stock shall be the person having beneficial ownership thereof. For purposes of this Section 7, "control" shall mean, with respect to a corporation, the power to elect or appoint a majority of the board of directors or like governing body thereof, and with respect to a partnership or limited liability company, the power to cause such partnership or limited liability company to vote and dispose of shares of Class B Common Stock subject to a proposed transfer to such partnership or limited liability company.

                  (h) The Board of Directors may, from time to time, establish practices and procedures and promulgate rules and regulations, in addition to those set forth in this Article IV, and amend or revoke any such, regarding the evidence necessary to establish entitlement of any transferee or purported transferee of shares of Class B Common Stock to be registered as a Permitted Transferee. Should the transferee or purported transferee of any such share wish to contest any decision of the Corporation on the question whether the transferee or purported transferee has established entitlement to be registered as a Permitted Transferee of shares of Class B Common Stock, then the Board of Directors shall in its sole discretion make the final determination.

                  (i) The restrictions on transfer and the remaining provisions set forth in this Section 7 (other than this Section 7(i)) shall automatically, without any act or deed on the part of the Corporation or any other person, be cancelled (as to all but not less than all shares of Class B Common Stock then outstanding or thereafter issued) and of no further force or effect if at any time the Board of Directors, in its sole discretion, determines that the restrictions on transfer set forth in this Section 7 may have a material adverse effect on the liquidity, marketability or market value of the outstanding shares of Class A Common Stock. Such cancellation shall be effective as of the date of such determination by the Board of Directors or as of such later date as the Board may determine. Written notice of such determination and cancellation shall be given to all holders of shares of Class B Common Stock as of such date as shown on the records of the Corporation or its transfer agent. No such determination by the Board of Directors shall affect the validity of any act or the effect of any provision of this Article IV which occurred prior to the effective date of such cancellation. In the event that a holder of shares of Class B Common Stock transfers such shares after the effective date of such cancellation to a non-Permitted Transferee, such transfer shall be deemed to be an election by such holder to convert such shares into shares of Class A Common Stock immediately prior to the effectiveness of such transfer, unless the transferring holder or his agent shall deliver written notice to the Corporation or its transfer agent at the time of delivery of the certificate or certificates representing the shares of Class B Common Stock to be transferred that such holder intends to transfer the shares of Class B Common Stock and that no such conversion is intended.

ARTICLE V:  BOARD OF DIRECTORS

         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, the Certificate of Incorporation of the Corporation, and the By-laws of the Corporation. Except as otherwise provided by the General Corporation Law, any committee of the Board of Directors shall have and may exercise, to the extent provided in the By-laws of the Corporation or by the resolutions of the Board of Directors, all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

         The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members and shall be divided into three classes, denominated Class I, Class II and Class III, respectively, which classes shall be equal in number or as nearly equal as possible. Subject to the foregoing limitations, the number of Directors of the Corporation shall be fixed by, or in the manner provided in, the By-laws of the Corporation. In the event the total number of directors is not evenly divisible by three (3), then an additional director shall be assigned to Class I if there is one (1) additional director to be assigned among the classes, and an additional director shall be assigned to each of Classes I and II if there are two additional directors to be assigned among the classes. The directors to be elected at each annual meeting of stockholders shall be only the members of the class whose term of office then expires. The term of office of the initial directors in each respective class shall be as follows: (1) directors in Class I shall hold office until the first annual meeting of stockholders, which shall be held in 1996; (2) directors in Class II shall hold office until the annual meeting of stockholders held in 1997; and (3) directors in Class III shall hold office until the annual meeting of stockholders held in 1998. Each director elected at any meeting of stockholders commencing with the 1996 annual meeting shall serve for a term ending on the date of the third annual meeting of stockholders following the meeting at which such director was elected. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

         In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director's current term, or until such director's earlier death, retirement, resignation, or removal, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors as provided above in this Article V.

         Notwithstanding any of the foregoing provisions of this Article V, each director shall serve until such director's successor is elected and qualified or until such director's earlier death, retirement, resignation or removal. No director may be removed except for cause and, in addition to the affirmative vote which may be required of the holders of any series of Preferred Stock which may then be outstanding, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of Common Stock of the Corporation entitled to vote thereon. Should a vacancy occur or be created, whether arising through death, retirement, resignation or removal of a director or through an increase in the number of directors, such vacancy shall be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director if only one director remains in office. A director so elected to fill a vacancy shall serve for the remainder of the present term of office of the class to which such director was elected.

         Notwithstanding the foregoing, during any period in which the holders of any one or more series of Preferred Stock, voting as a class, shall be entitled to elect a specified number of directors by reason of dividend arrearages or other contingencies giving them the right to do so, then and during such time as such right continues, (1) the then otherwise authorized number of directors shall be increased by such specified number of directors and the holders of shares of such Preferred Stock, voting as a class, shall be entitled to elect such specified number of directors in accordance with the provisions of such Preferred Stock; (2) each such additional director shall serve until the next annual meeting at which the term of office of his or her class shall expire and until his or her successor shall be elected and shall qualify, or until his or her right to hold such office earlier terminates pursuant to the provisions of such Preferred Stock or series. Whenever the holders of shares of such Preferred Stock are divested of such right to elect directors pursuant to the provisions of such Preferred Stock, the terms of office of all directors elected by the holders of such Preferred Stock pursuant to such provisions, or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.


ARTICLE VI:  CERTAIN BUSINESS COMBINATIONS

         A. In addition to the affirmative vote which may be required of the holders of any series of Preferred Stock which may then be outstanding, the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of Common Stock of the Corporation, which shall include the affirmative vote of at least fifty-one percent (51%) of the voting power of the outstanding shares of Common Stock held by stockholders other than the "Related Person" (as defined in this Article VI), shall be required for the approval or authorization of any "business combination" (as defined in this Article VI) of the Corporation with any Related Person; provided, however, that such 66-2/3% and 51% voting requirements shall not be applicable if the stockholders are asked to approve or authorize a particular business combination which has been authorized and proposed to the stockholders by action of the Board of Directors of the Corporation by the affirmative vote of a majority of all directors then in office, or if the stockholders are asked to approve or authorize a particular business combination as to which both of the following conditions are satisfied:

         (1) The aggregate amount of the cash and the fair market value of the consideration other than cash to be received per share by the holders of the Common Stock of the Corporation in such business combination is equal to or exceeds the greatest of
                  (a) the highest price per share (including any brokerage commissions, transfer taxes and soliciting dealer's fees) paid or agreed to be paid by the Related Person to acquire beneficial ownership of any share of Common Stock (with appropriate adjustments for recapitalizations, and for stock splits, stock dividends and like distributions); (b) the highest price at which any share of Common Stock has been listed for sale on any national securities exchange or in any over-the-counter market at any time during the twenty-four (24) month period immediately prior to the taking of such vote; or (c) the per share book value of the Class A Common Stock at the end of the calendar quarter immediately preceding the taking of such vote; and

         (2) the consideration to be received by holders of Common Stock in such business combination shall be in the same form and of the same kind as the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of any of shares of Common Stock already held, directly or indirectly, by such Related Person.

         The determination of a majority of the "Disinterested Directors" (as defined in this Article VI) of the Corporation, made in good faith and based upon information known to them after reasonable inquiry, shall be conclusive as to all facts necessary for compliance with this Article, including, without limitation, (i) whether any person, partnership, corporation or firm is a Related Person or affiliate or associate as defined herein, and (ii) the most favorable form and kind of consideration paid by the Related Person in acquiring beneficial ownership of shares of Common Stock.

         B. For the purposes of this Article VI:

                  (1) The term "business combination" shall mean (a) any merger or consolidation of the Corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, of all or any substantial part of the assets of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (e) the reclassification of the shares of stock of the Corporation generally possessing voting rights in elections for directors, the purchase by the Corporation of such shares, or the issuance by the Corporation of shares of any securities convertible thereto or exchangeable therefor which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation which are directly or indirectly owned by any Related Person, or (f) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

                  (2) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "affiliates" and "associates," "beneficially" owns (as those terms are defined in the Securities Exchange Act of 1934 and in the rules thereunder), in the aggregate, shares of Common Stock of the Corporation representing five percent (5%) or more of the voting power of the outstanding shares of Common Stock of the Corporation, and any "affiliate" or "associate" of any such individual, corporation, partnership or other person or entity; provided that shares held or over which such entity has the power to vote or otherwise control as a trustee, plan administrator, officer of the Corporation or in a similar capacity under an employee benefit plan of the Corporation or any employee benefit plan of an affiliate of the Corporation shall not be deemed to be beneficially owned for purposes of this definition.

                  (3) The term "substantial part" shall mean more than ten percent (10%) of the total consolidated assets of the Corporation as of the end of its most recent fiscal year ended prior to the time the determination is made.

                  (4) Without limitation, any shares of Common Stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Related Person.

                  (5) The term "consideration other than cash" shall include, without limitation, outstanding Common Stock of the Corporation retained by its existing stockholders in the event of a business combination with a Related Person in which the Corporation is the surviving corporation.

                  (6) The term "Disinterested Director" means any member of the Board of Directors of the Corporation who is not the Related Person or an affiliate or associate of the Related Person and was a member of the Board prior to the time that the Related Person became the Related Person, and any successor of a Disinterested Director who is not the Related Person or an affiliate or associate of the Related Person and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then in office.


ARTICLE VII:  AMENDMENTS

         The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation (including such provisions as may hereafter be added hereto) in the manner now or hereafter prescribed by law, and all rights and privileges conferred by this Certificate of Incorporation upon the stockholders and directors of the Corporation and any other persons are conferred subject to the rights reserved in this Article VII.

         No amendment of this Certificate of Incorporation shall be effective to amend, alter, repeal or change the effect of any of the provisions of Articles V, VI, VII, VIII or IX hereof, or any of the provisions of Sections 2 or 3 of
Article IV hereof, unless such amendment shall have been approved by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of Common Stock of the Corporation entitled to vote thereon, which shall include the affirmative vote of at least fifty-one percent (51%) of the voting power of the outstanding shares of Common Stock entitled to vote thereon held by stockholders who are not Related Persons (as defined in Article VI hereof); provided, however, that the foregoing voting percentage requirements shall not apply to an amendment if such amendment shall have been proposed and authorized by action of the Board of Directors of the Corporation by the affirmative vote of a majority of the directors then in office.


ARTICLE VIII:  LIABILITY OF DIRECTORS

         No director of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director, except, in addition to any and all other prerequisites to such liability, for liability (1) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. Neither the amendment nor the repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall reduce, eliminate, or adversely affect the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.


ARTICLE IX:  DELAWARE BUSINESS COMBINATION ACT

                  Section 203 of the General Corporation Law shall apply to any business combination (as defined in Section 203(c)(3) of the General Corporation Law, or in any successor thereto, however denominated) in which the Corporation shall engage.


ARTICLE X:  BY-LAWS

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation shall have the power to make, alter, amend, repeal or rescind the By-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to alter, amend, repeal or rescind any By-law made by the Board of Directors.


ARTICLE XI:  AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         This Amended and Restated Certificate of Incorporation supersedes the existing Certificate of Incorporation of the Corporation in its entirety.